                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                          EQUITABLE RESOURCES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                          EQUITABLE RESOURCES, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:  $125

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF EQUITABLE RESOURCES, INC.]

         420 Boulevard of the Allies
         Pittsburgh, PA 15219

                    Notice of Annual Meeting of Shareholders
                            To Be Held May 26, 1995


   The Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Friday, May 26, 1995, at 10 a.m., Eastern Daylight Time, in the Union Trust Building at Two Mellon Bank Center, 10th Floor, 501 Grant Street, Pittsburgh, Pennsylvania, for the following purposes:

   (1) Elect four directors, each to serve for a term of three years.

   (2) Ratify the appointment of the firm of Ernst & Young LLP as independent auditors for the year 1995.

   (3) Consider and vote on a shareholder proposal regarding the CERES Principles, if presented at the meeting.

   (4) Consider and vote on a shareholder proposal requesting that a non-employee residing and native to Eastern Kentucky be considered as a Board nominee, if presented at the meeting.

   (5) Such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 6, 1995, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

   If you plan to attend the meeting, please complete and return the form which is enclosed with the proxy material. An admission card will be mailed to you prior to the meeting. Presentation of the admission card upon arrival will expedite registration.


                            By Order of the Board of Directors

                                  /s/ Audrey C. Moeller

                                      AUDREY C. MOELLER
                          Vice President and Corporate Secretary

April 13, 1995



                 YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND
                 ----------------------------------------------
                  MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE
                  -------------------------------------------

                               PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 26, 1995


   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Equitable Resources, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company on Friday, May 26, 1995, and at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked at any time by written or oral notice to the Corporate Secretary prior to exercise of the proxy. The shares represented by the proxy will be voted in accordance with the specification made. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals presented to shareholders. This proxy statement and accompanying proxy will be mailed to holders of common stock on or about April 13, 1995.


                       VOTING SECURITIES AND RECORD DATE

   Shareholders of record at the close of business on April 6, 1995, are entitled to notice of and to vote at the Annual Meeting. As of that date, 34,695,383 shares of common stock were outstanding and entitled to be voted. Treasury shares are not included in the total. Record holders are entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting and have cumulative voting rights in the election of directors.

   If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of shares in the participant's dividend reinvestment account on the record date, as well as shares registered in the participant's name. Employees holding Company stock in the 401(k) Employee Savings Plan will receive separate proxy cards and their votes will be cast by PNC Bank, as Trustee, in accordance with the instructions on the returned proxy cards.

   Except as set forth below, the Company does not know of any holder who has or shares voting or investment power over more than five percent of the Company's common stock.

                                             Shares      Percent of
                                          Beneficially  Common Stock
            Name and Address                 Owned       Outstanding
- - ----------------------------------------  ------------  -------------
State Farm Mutual Automobile Insurance       2,132,447          6.15%
 Company/1/
One State Farm Plaza
Bloomington, IL  61710


   No nominee, director or officer beneficially owned more than .64% of the outstanding shares of the Company's common stock and all nominees, directors and officers as a group beneficially owned approximately 1.6% of such shares. In computing the percentage ownership for each individual and all nominees, directors and officers as a group, the shares subject to acquisition within 60 days by the particular individual and group are deemed outstanding.

_____________________________
/1/This information is based on a Schedule 13G for the year ended December 31, 1994, filed with the Securities and Exchange Commission, reporting that State Farm Mutual Automobile Insurance Company and its related entities has sole voting and dispositive power over 2,132,447 shares.

                                   Item No. 1
                             ELECTION OF DIRECTORS


   Pursuant to the Company's Articles, the Board of Directors is divided into three classes and the term of one class expires each year. The shareholders are requested to vote for four nominees for director. The terms of three directors, Frederick H. Abrew, Donald I. Moritz and Daniel M. Rooney, expire in 1995. In addition, the Board has increased the number of directors from ten to eleven. The fourth nominee, J. Michael Talbert, has not previously served as a director. Mr. Talbert was nominated by the Board to fill the vacancy created by the increase in the number of directors, subject to his election by the shareholders at the Annual Meeting.

   To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws which require that notice be received by the Corporate Secretary at least 60 days, but not more than 90 days, prior to the date of the Annual Meeting containing certain information regarding the person or persons to be nominated and the shareholder giving such notice.

   Record holders of common stock have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each record shareholder to as many votes as shall equal the number of whole shares held by such shareholder multiplied by the number of directors to be elected, and each such shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such shareholder sees fit. The nominees receiving the highest number of votes are elected.

   Unless authority to do so is withheld, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named.
Unless otherwise indicated on the proxy by the shareholder, the votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees. The effect of cumulation and voting in accordance with this discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate the votes of shareholders who have not withheld authority to vote in any manner they determine among the nominees. If any of the nominees becomes unavailable for election for any reason, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of directors.

   The information set forth below is given as of April 6, 1995. Each nominee for election at this meeting and each director continuing in office has had the same principal occupation during the past five years unless otherwise indicated. Each individual has sole voting power and sole investment power with respect to the shares shown, except as indicated in the footnotes below.


         NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 1998


[PHOTO         FREDERICK H. ABREW--Director since December 1988--Age 57
 APPEARS
 HERE]         President and Chief Executive Officer of the Company since
               January 1995; President and Chief Operating Officer of the
               Company, December 1993 through December 1994; Executive Vice
               President and Chief Operating Officer, June 1992 until December
               1993; Executive Vice President, June 1991 through May 1992;
               Executive Vice President-Utility Services, June 1988 through May
               1991.

               Member of the Executive and Nominating Committees.

               Shares owned:  116,134 (c) (d)

[PHOTO         DONALD I. MORITZ--Director since June 1972--Age 67
 APPEARS
 HERE]         Chairman of the Executive Committee of the Board of Directors;
               retired Chairman and Chief Executive Officer of the Company;
               Chairman and Chief Executive Officer of the Company, December
               1993 through December 1994; President and Chief Executive
               Officer, August 1978 through December 1993.  Also a director of
               PNC Bank Corp.

               Shares owned:  223,667 (a) (e)


[PHOTO         DANIEL M. ROONEY--Director since May 1986--Age 62
 APPEARS
 HERE]         President and Director of Pittsburgh Steelers Sports, Inc.
               (professional football franchise).

               Member of the Compensation, Environmental, Finance and Pension Trust Investment Committees.

               Shares owned:  2,450



[PHOTO         J. MICHAEL TALBERT--New nominee--Age 48
 APPEARS
 HERE]         Chairman and Chief Executive Officer of Sonat Offshore Drilling,
               Inc.  (owns and operates offshore drilling rigs) since September
               1994; President and Chief Executive Officer, Lone Star Gas
               Corporation, January 1991 through August 1994; President, Texas
               Oil & Gas Corporation, September 1987 through December 1990.
               Also a director of Sonat Offshore Drilling, Inc.

               Shares owned:  1,000



                        DIRECTORS WITH TERMS EXPIRING IN 1997


[PHOTO         CLIFFORD L. ALEXANDER, JR.--Director since January 1987--Age 61
 APPEARS
 HERE]         President of Alexander & Associates, Inc. (management consulting firm).  Also a director of American Home Products Corporation,
               Dreyfus Family of General & Premier Funds, Dreyfus Third Century
               Fund, The Dunn & Bradstreet Corporation, MCI Communications
               Corporation and Mutual of America Life Insurance Company.

               Chairman of the Audit Committee and a member of the Compensation and Nominating Committees.

               Shares owned:  1,350 (a)

[PHOTO         E. LAWRENCE KEYES, JR.--Director since May 1988--Age 65
 APPEARS
 HERE]         President of Fortune Group Consulting, Inc. (management
               consulting firm) since November 1992; Partner, The Fortune Group since January 1987. Also a director of Laclede Steel Company.

               Chairman of the Compensation Committee and a member of the Executive, Finance and Pension Trust Investment Committees.

               Shares owned:  1,200



[PHOTO         THOMAS A. McCONOMY--Director since May 1991--Age 61
 APPEARS
 HERE]         Chairman of the Board and retired President and Chief Executive
               Officer of Calgon Carbon Corporation (manufactures and markets activated carbon and related products and services); President and Chief Executive Officer of Calgon Carbon Corporation through
               June 1994.

               Chairman of the Environmental Committee and a member of the Audit, Compensation and Pension Trust Investment Committees.

               Shares owned:  1,200 (a)



[PHOTO         MALCOLM M. PRINE--Director since May 1982--Age 66
 APPEARS
 HERE]         Chairman and Chief Executive Officer of Bundy Industries, Inc.
               (manufacturer of commercial baking products) since December 1989;
               Chairman, Bundy Industries, Inc., June 1988; financial consultant, May 1987 through April 1990. Also a director of Pennsylvania Capital Bank and Rymac Mortgage Investment Corp.

               Chairman of the Finance Committee and a member of the Audit and Executive Committees.

               Shares owned:  1,571



                     DIRECTORS WITH TERMS EXPIRING IN 1996


[PHOTO         MERLE E. GILLIAND--Director since November 1984--Age 73
 APPEARS
 HERE]         Retired Chairman and Chief Executive Officer of PNC Bank Corp.
               (bank holding company).

               Chairman of the Nominating Committee and a member of the Audit, Compensation and Finance Committees.

               Shares owned:  1,950 (a)

[PHOTO         DAVID S. SHAPIRA--Director since May 1987--Age 53
 APPEARS
 HERE]         Chairman and Chief Executive Officer of Giant Eagle, Inc. (retail grocery store chain) since February 1994; Chief Executive Officer of Giant Eagle, April 1992 to February 1994; President and Chief
               Executive Officer of Giant Eagle, Inc., 1980 to April 1992;
               Chairman of the Board of Phar-Mor, Inc. (retail chain of general merchandise and variety stores) since February 1993; Chief
               Executive Officer of Phar-Mor, Inc., March 1984 to February 1993.
               Also a director of Action Industries, Inc., Bell Atlantic -
               Pennsylvania and Mellon Bank Corporation.

               Chairman of the Pension Trust Investment Committee and a member of the Environmental, Executive and Nominating Committees.

               Shares owned:  1,575 (b)


[PHOTO         BARBARA BOYLE SULLIVAN--Director since October 1979--Age 57
 APPEARS
 HERE]         Retired President of Boyle/Kirkman West, Inc. (human resources consulting); President of Boyle/Kirkman West until 1994; Managing
               Partner of Innovation Associates, Inc. (management consulting company) July 1988 through December 1992.

               Member of the Audit, Environmental, Finance and Pension Trust Investment Committees.

               Shares owned:  2,273 (a)


All nominees, directors and officers (including those named above) 550,934 shares (a) (b) (c) (d) (e) (f)

_____________________________

(a) Includes shares held jointly with spouse as to which voting power and investment power are shared. In the case of Mr. Alexander, includes shares held jointly with his daughter as to which voting power and investment power are shared.

(b) Shares are held in a trust of which Mr. Shapira is a co-trustee and has a beneficial interest and shares voting and investment power.

(c) Includes the following shares which may be acquired within 60 days of April 6, 1995, through the exercise of stock options: Mr. Moritz--135,000 shares; Mr. Abrew--101,400 shares; and all nominees, directors and officers as a group, including such persons--366,250 shares.

(d) Includes shares held in escrow as a result of restricted stock awards as to which the individual has sole voting power only: Mr. Abrew--3,750 shares; and all nominees, directors and officers as a group, including such person--10,500 shares.

(e) Does not include 1,350 shares owned by Mr. Moritz's wife as to which he disclaims beneficial ownership.

(f) Includes shares allocated under the Company's Employee Savings Plan as to which the individual has sole voting power only: all nominees, directors and officers as a group--1,237 shares.

Board of Directors and its Committees

   The Board of Directors held six regular meetings during 1994. The standing committees of the Board are the Audit, Compensation, Environmental, Executive, Finance, Nominating and Pension Trust Investment Committees. All directors attended at least 75% of Board and Committee meetings. During 1994, attendance of the directors at Board and Committee meetings averaged 94%.

   The Audit Committee consists of five non-employee directors. It reviews the annual financial statements of the Company, examines and considers the scope and adequacy of audits performed by the independent auditors and the Company's internal auditing staff, as well as other financial affairs of the Company; recommends to the Board of Directors an independent auditing firm to audit the Company's financial statements; reviews the adequacy of internal controls and management's implementation of recommendations made by the independent auditors and by the internal auditors with respect to their audit activities; and approves fees charged by the independent auditors. The Committee held two meetings in 1994.

   The Compensation Committee consists of five non-employee directors. It reviews the salaries of all executive officers and makes recommendations to the Board of Directors for its approval. It also administers the Company's Supplemental Executive Retirement Plan, the Key Employee Restricted Stock Option and Stock Appreciation Rights Incentive Compensation Plan, the Short-Term Incentive Compensation Plan, the 1994 Long-Term Incentive Plan and the Non-Employee Directors' Stock Incentive Plan. It recommends fees and fringe benefits to be paid to the Board of Directors and addresses, recommends and approves any other compensation and benefits issues which apply to the directors and officers of the Company, including perquisites that require Board approval. The Committee met three times in 1994.

   The Environmental Committee which was established in May 1994 consists of four non-employee directors. It reviews environmental matters, audits and compliance programs and monitors the overall environmental strategy of the Company. The Committee held one meeting during 1994.

   The Executive Committee (formerly the Corporate Development Committee) consists of four non-employee directors and one employee director. It examines proposed acquisitions and similar new ventures and advises management with regard to the expansion or disposition of the Company's businesses through mergers, acquisitions, sales and similar transactions. The Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law. The Committee held one meeting during 1994.

   The Finance Committee which was established in December 1994 consists of five non-employee directors. It reviews and makes recommendations to the Board with respect to the Company's financial policies and condition, its dividend policies, bank credit arrangements, financing investments and other financial matters. The Committee held one meeting during 1994.

   The Nominating Committee consists of three non-employee directors and one employee director. It acts as the selection committee to recommend candidates for election to the Board. The Committee, in making such recommendations, attempts to locate candidates for Board membership who have attained a prominent position in their field of endeavor and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Committee will consider nominees recommended by shareholders.
Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Corporate Secretary. The Committee held one meeting during 1994.

   The Pension Trust Investment Committee consists of five non-employee directors. Its function is to monitor the investment performance of those designated to manage the investment of the assets of the Company-maintained pension plans; establish broad investment policy or objectives; and select investment fund managers. The Committee held two meetings in 1994.

Directors' Compensation and Retirement Program

   Directors who are not officers of the Company receive (i) an annual retainer of $24,000 payable quarterly; (ii) a fee of $1,000 for each Board meeting attended; (iii) a fee of $1,000 for each Committee meeting attended; and (iv) a fee of $500 for telephonic participation in a meeting. Under a deferred compensation plan for non-employee directors, these fees may be deferred until termination of services as a director or such earlier time as the director may elect.

   All non-employee directors who have reached age 58 at the date of retirement as a director with at least 60 months of service as a director qualify for benefits under a retirement program for the directors. A qualified director who retires as a director after reaching age 72 with at least 60 months of service, or retires prior to age 72 with at least 120 months of service, is entitled to receive a benefit equal to the quarterly retainer for 40 quarters or until death, whichever occurs first. A qualified director who retires as a director prior to age 72 with less than 120 months of service is entitled to receive a benefit payable for 40 quarters or until death, whichever occurs first, equal to 50% of the quarterly retainer, plus 10% for each additional 12 months of service in excess of 60 months.

   In recognition of services rendered by non-employee directors and in furtherance of its community support, the Company uses a life insurance program to fund contributions to qualified organizations upon the death of a director. Each participating director is insured for $500,000 under policies owned by the Company. Where possible, policies are written on two directors' lives, with $500,000 payable at each death. The program restricts bequests to civic, charitable and educational organizations with emphasis on those in the Company's operating/service areas. New directors will qualify for participation after serving on the Board for thirty-six months. The cost of the program is nominal.

   Under the terms of the Non-Employee Directors' Stock Incentive Plan which was approved by the shareholders at the 1994 Annual Meeting but which became effective January 21, 1994, each director received on February 3, 1994, a restricted stock grant of 450 shares of the Company's common stock at no cost to the director. The restricted stock was released to the directors on November 28, 1994. On June 1, 1994 each non-employee director was granted an option to purchase 500 shares of the Company's common stock at an exercise price of $34.625 which is 100% of the fair market value of a share on the date of grant. The option is exercisable upon the earlier of three years from June 1, 1994 or upon termination of service as a director by reason of retirement, disability or death. Newly elected directors, on the first day of June following their election, shall automatically be granted an initial option grant for 2,500 shares of the Company's common stock at an exercise price of 100% of the market value of a share on the grant date, in addition to receiving the annual option grant for 500 shares which all non-employee directors automatically receive on June 1 of each year.

Certain Relationships and Related Transactions

   On December 31, 1994, the Company entered into an Agreement for Consulting Services with Donald I. Moritz, a director and retired Chairman and Chief Executive Officer of the Company. The term of the contract is for a maximum of three years. Mr. Moritz will receive a fee of $125,000 for the first year of the agreement in addition to all applicable Board of Directors' fees.

Involvement in Certain Legal Proceedings

   On August 17, 1992, voluntary petitions pursuant to Chapter 11 of the U.S. Bankruptcy Code were filed by Phar-Mor, Inc. and fifteen of its related entities. Mr. Shapira was the Chief Executive Officer of Phar-Mor, Inc. at that time, and Chief Executive Officer of Phar-Mor Real Estate, Inc., one of the affiliated entities which filed bankruptcy. Currently, Mr. Shapira is Chairman of the Board of Phar-Mor, Inc. and Chairman of Phar-Mor Real Estate Associates.

                             EXECUTIVE COMPENSATION

   The following sets forth information concerning the compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of the last completed fiscal year:

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                 Long Term Compensation
                                 --------------------------------------    --------------------------
                                                                                   Awards
                                                                           ---------------------------
                                                               Other       Restricted     Securities
                                                               Annual         Stock       Underlying        All Other
Name and                          Salary    Bonus/1/        Compensation     Award(s)    Options/SARs      Compensation/4/
Principal Position         Year     ($)       ($)                ($)           ($)            (#)               ($)
- - ---------------------------------------------------------------------------------------------------------------------------
Donald  I. Moritz          1994  $493,750          $0       $2,436         $0/3/       135,000/0              $18,687
- - ---------------------------------------------------------------------------------------------------------------------------
Director, Chairman and     1993  $439,585    $264,300       $2,371                       3,093/3,093          $16,651
- - ---------------------------------------------------------------------------------------------------------------------------
Chief Executive Officer    1992  $417,504          $0       $2,097                           0/0                   $0
- - ---------------------------------------------------------------------------------------------------------------------------
Frederick H. Abrew         1994  $347,169          $0         $211         $0/3/        60,000/0               $8,195
- - ---------------------------------------------------------------------------------------------------------------------------
Director, President and    1993  $277,585    $141,200         $204                      32,400/32,400          $5,544
- - ---------------------------------------------------------------------------------------------------------------------------
Chief Operating Officer    1992  $252,589          $0      $41,014                           0/0                   $0
- - ---------------------------------------------------------------------------------------------------------------------------
Richard Riazzi             1994  $202,504          $0         $567                      15,300/0               $1,246
- - ---------------------------------------------------------------------------------------------------------------------------
Vice President -           1993  $155,754    $107,144/2/      $657                      11,600/11,600            $967
- - ---------------------------------------------------------------------------------------------------------------------------
Energy Group               1992  $147,756    $107,144/2/      $550                           0/0                   $0
- - ---------------------------------------------------------------------------------------------------------------------------
Harry E. Gardner, Jr.      1994  $197,331          $0           $0                      12,800/0               $9,012
- - ---------------------------------------------------------------------------------------------------------------------------
Vice President -           1993  $192,915     $54,100           $0                      11,000/11,000          $5,774
- - ---------------------------------------------------------------------------------------------------------------------------
Energy Resources           1992  $185,449          $0           $0                           0/0                   $0
- - ---------------------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.        1994  $178,504          $0           $0                      13,500/0               $2,759
- - ---------------------------------------------------------------------------------------------------------------------------
Vice President -           1993  $135,666     $50,200           $0                       5,500/5,500           $2,356
- - ---------------------------------------------------------------------------------------------------------------------------
Utility Group              1992  $123,881          $0           $0                           0/0                   $0
- - ---------------------------------------------------------------------------------------------------------------------------

_____________________________
/1/ Paid under the Company's Short-Term Incentive Compensation Plan unless otherwise noted.

/2/ Bonus award under a plan for the Company's marketing subsidiary.

/3/ Dividends are paid on the restricted stock awards. The number and value of aggregate restricted stock holdings at December 31, 1994 were as follows:

- - --------------------------------------
D. I. Moritz    6,750 shares--$183,094
- - --------------------------------------
F. H. Abrew     3,750 shares--$101,719
- - --------------------------------------

/4/ Includes the term insurance benefit and interest on cumulative Company funds used to pay the remaining premium for split-dollar life insurance policies (each based on applicable Internal Revenue Service rates). Amounts for 1994 are as follows:


- - -----------------------------------------
                        Term
                      Insurance  Interest
- - -----------------------------------------
D. I. Moritz          $2,053     $16,634
- - -----------------------------------------
F. H.  Abrew            $932      $7,263
- - -----------------------------------------
R. Riazzi                $48      $1,198
- - -----------------------------------------
H. E. Gardner, Jr.      $312      $8,700
- - -----------------------------------------
J. C. Gongas, Jr.       $154      $2,605
- - -----------------------------------------

                           OPTIONS/SAR GRANTS IN 1994


                               Individual Grants
- - ----------------------------------------------------------------------------------    Potential Realizable
                          Number of    Percent of Total                                 Value at Assumed
                          Securities     Options/SARs                                   Annual Rates of
                          Underlying      Granted to      Exercise or                  Price Appreciation
                         Options/SARs      Employees      Base Price    Expiration      for Option Term
Name                     Granted /1/       In 1994         Per Share      Date        --------------------
                                                                                      5% /2/       10% /2/
- - -------------------------------------------------------------------------------------------------------------
Donald I. Moritz         135,000       37.15%             $33.81       May 26, 1999   $1,257,525   $2,793,150
- - -------------------------------------------------------------------------------------------------------------
Frederick H. Abrew        60,000       16.51%             $33.81       May 26, 1999     $558,900   $1,241,400
- - -------------------------------------------------------------------------------------------------------------
Richard Riazzi            15,300        4.21%             $33.81       May 26, 1999     $142,520     $316,557
- - -------------------------------------------------------------------------------------------------------------
Harry E. Gardner, Jr.     12,800        3.52%             $33.81       May 26, 1999     $119,232     $264,832
- - -------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.       13,500        3.71%             $33.81       May 26, 1999     $125,752     $279,315
- - -------------------------------------------------------------------------------------------------------------

- - -----------------------------
/1/ There were no SARs granted. The options are exercisable six months after grant. Shares are restricted (in escrow) with one-third of the total options granted being released from restriction at the end of each of the first three years following the date of grant.

/2/ The assumed annual rates of appreciation of five and ten percent over the life of the options would result in the price of the Company's stock increasing to $43-1/8 and $54-1/2, respectively.



                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                     AND YEAR-END 1994 OPTION/SAR VALUES


                                                               Number of
                                                              Securities         Value of
                                                              Underlying        Unexercised
                                                              Unexercised      In-the-Money
                                     Shares                 Options/SARs at   Options/SARs at
                                  Acquired on     Value      Year-End 1994     Year-End 1994
                                    Exercise    Realized   ----------------    -------------
                                      (#)          ($)        Exercisable/      Exercisable/
Name                                                        Unexercisable /1/   Unexercisable
- - ---------------------------------------------------------------------------------------------
Donald I. Moritz         Options       0           $0           138,093/0             $0/0
                          SARs         0           $0                 0/0             $0/0
- - ---------------------------------------------------------------------------------------------
Frederick H. Abrew       Options       0           $0           101,400/0        $62,955/0
                          SARs         0           $0             9,000/0         $2,655/0
- - ---------------------------------------------------------------------------------------------
Richard Riazzi           Options       0           $0            41,900/0       $104,925/0
                          SARs         0           $0            15,000/0         $4,425/0
- - ---------------------------------------------------------------------------------------------
Harry E. Gardner, Jr.    Options       0           $0            30,550/0        $48,176/0
                          SARs         0           $0             6,750/0         $3,221/0
- - ---------------------------------------------------------------------------------------------
John C. Gongas, Jr.      Options       0           $0            24,250/0        $37,444/0
                          SARs         0           $0             5,250/0         $2,471/0
- - ---------------------------------------------------------------------------------------------

- - ---------------------------
/1/ Options and SARs are exercisable six months after grant; shares are generally restricted (in escrow) and subject to forfeiture for three years from the date of grant. For options granted in 1994, one-third are released from restriction at the end of each of the first three years following the date of grant.

                   SHAREOWNER RETURN PERFORMANCE PRESENTATION

   The following graph compares the five-year cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Value Line Investment Survey--Natural Gas (Diversified) Industry Group. The graph assumes a $100 investment made on December 31, 1989, and the reinvestment of all dividends.



                          [GRAPH APPEARS HERE]
                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
 AMONG EQUITABLE RESOURCES, S&P 500 INDEX AND VALUE LINE PEER GROUP INDEX

                                                                   Value Line
Measurement period                                S&P 500          Peer Group
(Fiscal Year Covered)     Equitable Resources      Index              Index
- - --------------------      -------------------     -------          ----------
Measurement PT --
12/31/89                         $100               $100            $100
FYE 12/31/90                      $95                $97             $84
FYE 12/31/91                     $106               $126             $75
FYE 12/31/92                     $135               $136             $89
FYE 12/31/93                     $152               $150            $108
FYE 12/31/94                     $117               $152             $97



            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Compensation for the executive officers of the Company is administered under the direction of the Compensation Committee of the Board (the "Committee") which currently consists of five independent directors. There are no "Compensation Committee Interlocks" or "Insider Participation," which the Securities and Exchange Commission ("SEC") regulations would require to be disclosed in this proxy statement. The Committee submits its recommendations for executive base salary changes to the full Board of Directors. All other components of executive compensation are acted upon by the Committee and those actions taken are reported to the Board of Directors. The Committee oversees compensation arrangements previously approved by the Board of Directors applicable to the executive group, those being executive base salaries, the Short-Term Incentive Compensation Plan, the Key Employee Restricted Stock Option and Stock Appreciation Rights Incentive Compensation Plan, the 1994 Long-Term Incentive Plan and broad-based employee and executive benefits plans.

   The following is the Compensation Committee's report, in its role as overseer of the Company's executive pay programs, on 1994 compensation practices for the executive officers of the Company.

Compensation Policies Attributable to Executive Officers

   Equitable Resources, Inc. is a fully integrated energy company consisting of two major groups: the Energy Group, which is dedicated to exploration, development, production, gathering and marketing of natural gas and crude oil, intrastate transportation of natural gas, extraction and sale of natural gas liquids and contract drilling; and the Utility Group, which gathers, transports, stores, and distributes natural gas, with the major portion being subject to rate regulation by federal and state authorities. The Company's compensation arrangements are designed to meet the requirements of each of these business segments in terms of their unique business and human resource needs and goals, while reinforcing the Company's ultimate objective of creating value for shareholders.

   In order to attract, motivate, and retain talented executives, the Company's compensation policy considers the skills, talents, and experience necessary for the successful operation and growth of each major business segment, as well as the unique risk characteristics of each segment. To support the Company's financial performance and shareholder value enhancement objectives, incentive arrangements that focus on achievement of key annual business objectives and the creation of long-term value are in place for the Company's executives.

   In particular, the Company has maintained a series of executive compensation programs for a number of years, which are designed to achieve the level of professional expertise and commitment necessary to succeed in its challenging business environment. These programs include:

     . Base salaries that are consistent with competitive practices for comparable positions in comparable business situations--competitive practices are determined using independent industry surveys provided by compensation consultants and publicly available compensation information from peer companies.

     . Short-term (annual) incentives which are funded when overall return on total capitalization goals are attained and which are distributed to Plan participants based on achievement of corporate, unit, and individual performance goals identified annually; and

     . Long-term reward programs that encourage share ownership by management, reinforce value creation imperatives, align management's interest to shareholder interests, and help assure retention of key executive contributors.

   The Compensation Committee believes that stock ownership by management is a crucial tool for focusing management on the enhancement of the Company's shareholder value. Thus, the Committee views stock options and other equity-related arrangements as a key element of the executive compensation program.

   The Compensation Committee adheres to an Executive Compensation Policy as the framework for managing the compensation program for executive officers, which includes the following characteristics and guidelines:

Base Salaries

   The executive salary structure is based upon studies prepared by independent compensation consultants, primarily using salary surveys of twenty (20) peer group companies that, including the Company, comprise The Value Line Investment Survey--Natural Gas (Diversified) Industry Group. This survey data is supplemented by data from the gas utility and oil/gas exploration and production industries, as well as data from major Pittsburgh-based corporations. The base salary levels are generally targeted at the 50th percentile of the combined survey group. The consultants' study concluded that the total direct compensation for the executive officers of the Company was significantly below market median norm.

  Individual salary increases are based primarily upon individual performance, which includes factors such as revenue growth, shareholder appreciation, achievement of business plan and personal goals. Aggregate annual salary increases for executive officers are based on factors such as the Company's overall financial performance, which includes comparison to the same peer group of companies referred to above and overall shareholder returns adjusted for the Company's size relative to its peers. General economic conditions and marketplace compensation trends are also considered. Independent compensation consultants assist in the evaluation of the marketplace compensation trends.

   Pursuant to these guidelines, annual salaries of the named executive officers in the Summary Compensation Table on page 8 increased at the following rates:
Donald I. Moritz, 16.7 percent; Frederick H. Abrew, 27.8 percent; Richard Riazzi, 34.8 percent; Harry E. Gardner, Jr., 2.5 percent; and John C. Gongas, Jr., 37.4 percent. Each such officer received an increase in June 1994 reflective of individual performance and the Company's strong 1993 earnings. In addition, Messrs. Abrew's, Riazzi's and Gongas' salary increases also reflect increased organizational responsibilities. The increases brought the compensation level of management in closer agreement with the Board's compensation policy and made the level of compensation more comparable to the peer group.

Annual Incentives

   The Company's Short-Term Incentive Compensation Plan is structured so that awards are commensurate with the performance level achieved; e.g. 75th percentile performance will result in 75th percentile annual incentive payout, and below average performance will receive no award.

   The Committee approved the method of determining the 1994 goals for the eleven executive officers of the Company together with the 1994 performance measures for the Energy Resources and the Utility Services business segments. They also set and approved the maximum funding levels for the Incentive Plan. The total annual funding of the Incentive Plan cannot exceed 2.5 percent of the Company's net income.

   The Company performance measures used to determine the level of payout to those individuals listed in the Summary Compensation Table include the Company's return on total capitalization ranking among The Value Line Investment Survey--Natural Gas (Diversified) Industry Group, natural gas and oil reserve additions and specific financial results for the Energy Resources business segment and pretax operating income for the Company's marketing subsidiary. In addition, individual performance which includes individual goals and overall performance is evaluated.

   Mr. Moritz was given the opportunity to earn a maximum annual incentive in the amount of 75 percent and a target level incentive of 42 percent of his base salary. The amount of the actual incentive payment for Mr. Moritz is determined by two performance measures--return on total capitalization ranking (75 percent weighting) and individual performance (25 percent weighting). For Mr. Moritz to receive his maximum annual incentive, the Company must be the number one ranked company in return on total capitalization and Mr. Moritz must achieve 91 percent or more of his personal goals.

   Messrs. Abrew, Riazzi, Gardner and Gongas had maximum annual incentives ranging from 50-65 percent of base salary and target level incentives ranging from 30-35 percent of base salary. Mr. Riazzi was included in the Equitable Resources Marketing Company's (ERMCO) annual incentive plan for the years 1992 and 1993 but was not a participant in the ERMCO plan for 1994.

   In the event that the Company's return on total capitalization ranking among the 20 companies included in The Value Line Investment Survey--Natural Gas (Diversified) Industry Group falls below 10, no annual incentive payments are made. This event occurred for 1994; therefore, no bonus was made to any participant under the Company's Short-Term Incentive Compensation Plan.

Long-Term Incentives

   The Company utilizes combined stock options/stock appreciation rights and restricted stock on a case-by-case basis to reinforce its value creation imperatives, executive retention goals, and to support management ownership as an effective means of aligning management to shareholder interests. Because stock option grants and restricted stock awards vest only if held until dates specified by the Compensation Committee at the time of grant, stock-based compensation arrangements are tied to long-term value creation performance and key executive retention. The award of stock options and/or restricted stock under the Company's 1994 Long-Term Incentive Plan is based on the overall financial performance of the Company, primarily the Company's return on its total capitalization, and the individual performance of the participant. Among the individual factors considered are managerial ability, individual performance, succession planning, and executive development. Stock based awards have been made without regard to the size of prior grants or the amount of stock held by employees to whom such awards were made.

   During 1994 the Committee approved a stock option award at the 50th percentile level of the same peer group of companies previously referred to for long-term incentive plans in place among the executive officers' compensation peer group. The Committee determined the level of the stock options awarded using the BlackScholes option pricing model. The options granted can be exercised at any time; however, one-third of the total number of shares covered by any option vests and, therefore, becomes distributable to a participant on each of the first, second and third anniversaries of the date of the option grant. All of the options granted expire no later than five years after the award date. In the event that the employment of a Long-Term Incentive Plan participant terminates, except for reasons of death, or normal retirement, all restricted stock grants, stock option awards and stock appreciation rights that have not vested are subject to forfeiture as of the effective date of termination. The Options/SAR Grants in 1994 table on page 9 shows the terms of each award. All awards made in 1994 were granted pursuant to the 1994 Long-Term Incentive Plan which was adopted by the shareholders on May 27, 1994. Historically, stock option grants have been the primary means of providing long-term incentive compensation to executives. Stock appreciation rights have been granted in tandem with stock options as a means of providing cash-based incentives to such executives. Restricted stock has been granted primarily to the most senior executives to reward exceptional performance. No restricted stock or stock appreciation rights were awarded in 1994.

Benefits Based on Retirement or Death Under Plans

   Benefits are based on retirement or death under the Retirement Plan, the Supplemental Pension Plan, the Supplemental Executive Retirement Plan, and the optional Split-Dollar Life Insurance Program. Estimated benefits payable under the Retirement Plans are shown in the Pension table on page 15. Estimated benefits paid under the Split-Dollar Life Insurance Program are shown in the Summary Compensation table on page 8.

Policy Regarding Section 162(m) of the Internal Revenue Code

   In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. Based on current compensation levels of the executive officers, this deductibility limit has no impact on the Company. At such time as the Committee deems it appropriate, it will take the necessary action to insure that the deductibility of executive compensation is maximized.

Compensation of Donald I. Moritz, Chief Executive Officer

   The basis for Mr. Moritz's 1994 base salary and annual at risk incentive, including the Committee's goals and methodology, are discussed earlier in this report. The Committee also considered the following items when evaluating Mr. Moritz's total compensation level in 1994:

     . Mr. Moritz has demonstrated a consistent ability to help increase the Company's value to the shareholders. During the last five years, the Company's total shareholder return has exceeded that of its peer group average by 21 percent, which places the Company in the top quartile.

     . Mr. Moritz's total combined compensation (base salary, annual, and long-term incentives) ranked in the bottom quartile of the peer group's chief executive officers.

     . Equitable Resources continues its pattern of record setting natural gas production and reserve growth. For calendar year 1994, the Company's natural gas production increased 17 percent, nearly 5 percentage points over the last five year cumulative average.

     . Since the Company did not meet its net income objectives, due to continued price erosion at the wellhead, the CEO did not receive an incentive payout for 1994.

   Based upon all of the information considered, the Committee believes that the component parts of Mr. Moritz's total annual compensation (base salary increase, annual incentive, and long-term incentive within the limits of the plan) portray a conservative compensation package as related to this Company's peers, the financial performance of the Company, as well as Mr. Moritz's long and successful tenure as the Chief Executive Officer of the Company.

   The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

                       E. Lawrence Keyes. Jr., Chairman
                          Clifford L. Alexander, Jr.
                               Merle E. Gilliand
                              Thomas A. McConomy
                               Daniel M. Rooney


Employment Contracts and Change-in-Control Arrangements

   Frederick H. Abrew and Augustine A. Mazzei, Jr. are employed under agreements with the Company dated as of March 18, 1988, amended June 1, 1989, and extended annually. Mr. Abrew is employed at present as President and Chief Executive Officer, and Mr. Mazzei is employed at present as Senior Vice President and General Counsel at minimum annual salaries of $428,000 and $178,650, respectively, subject to annual increases at the discretion of the Board. The agreements with Messrs. Abrew and Mazzei terminate on the date of the executive's retirement in accordance with the provisions of the Company's retirement policy as set forth in its Management Manual unless terminated earlier under the provisions of the contracts.

   Each of the contracts provides that if the Company terminates the employment of the executive (other than for cause) or reduces the executive's duties or compensation (other than for good reason), the executive will be entitled to (1) his full base salary through the date of termination at the rate in effect at the time notice of termination was given; (2) payments equivalent to the discounted value of the executive's annual salary then in effect for the duration of the contract; (3) an amount of cash equal to the value of any outstanding stock options and stock appreciation rights, which value is determined from the closing price as reported on the New York Stock Exchange on the date of termination; (4) payment of all legal fees and expenses which the executive may incur as a result of the Company's contesting the validity or enforceability of the employment contract; (5) the continuation of employee benefits for the term of the agreement; and (6) all benefits payable under the Company's Pension Plan for Salaried Employees.

   Upon certain change-in-control events, shares or cash normally placed into escrow upon the exercise of stock options or stock appreciation rights shall instead be transferred to employees free of escrow restrictions, and shares and cash already held in escrow will likewise be immediately transferred to employees free of restrictions.

Pension Plan

   The Company's pension plan covering salaried employees is a non-contributory defined benefit plan. The plan provides for pensions based upon credited years of service and average base salary during the highest paid consecutive five years during the last ten years of employment. The following table presents estimated annual retirement benefits payable upon normal retirement at age 65 and assumes a straight life annuity with no survivor option. The pension plan is a step rate plan and is integrated with social security; the estimated benefits shown do not include social security benefits.



Highest Consecutive 5-Year                Annual Retirement Benefits
  Average Compensation                  for Credited Years of Service
- - ------------------------- ----------------------------------------------------------

                          15 years  20 years  25 years  30 years  35 years  40 years
                          --------  --------  --------  --------  --------  --------
              $150,000    $ 35,533  $ 47,377  $ 59,221  $ 71,066  $ 82,910  $ 94,754
               200,000      48,058    64,077    80,096    96,116   112,135   128,154
               250,000      60,583    80,777   100,971   121,166   141,360   161,554
               300,000      73,108    97,477   121,846   146,216   170,585   194,954
               350,000      85,633   114,177   142,721   171,266   199,810   228,354
               400,000      98,158   130,877   163,596   196,316   229,035   261,754
               450,000     110,683   147,577   184,471   221,366   258,260   295,154
               500,000     123,208   164,277   205,346   246,416   287,485   328,554
               550,000     135,733   180,977   226,221   271,466   316,710   361,954

   In addition to base salary, compensation for executive officers includes bonuses paid under the Company's Short-Term Incentive Compensation Plan which are funded through the Supplemental Executive Retirement Plan.


   The credited years of service as of December 31, 1994 for the persons named in the Summary Compensation Table were as follows: Mr. Moritz, 42 years; Mr. Abrew, 14 years; Mr. Riazzi, 14 years; Mr. Gardner, 24 years; and Mr. Gongas, 30 years.


   With certain exceptions, the Internal Revenue Code (the "Code") prohibits benefits based on earnings in excess of $150,000 per year and restricts to an aggregate amount of $118,800 (plus cost-of-living adjustments in each case) the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Company's Supplemental Pension Plan and Supplemental Executive Retirement Plan provide for supplemental payments to be made to salaried employees of the Company, where necessary, in amounts sufficient to maintain total benefits upon retirement which would have been provided by the pension plan had there been no such limitations.


                                   Item No. 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS


   The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as auditors to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 1995. Ernst & Young, and its predecessor, have acted for the Company as auditors since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.


   Representatives of Ernst & Young expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.


   The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young.

                                   Item No. 3

                              SHAREHOLDER PROPOSAL


   Progressive Securities Financial Services Corporation of Portland, Oregon, on behalf of two of its clients who it states are the beneficial owners of a total of 500 shares of the Company's common stock, has given notice to the Company of its intention to present the following resolution at the Annual Meeting which is co-sponsored by the Dominican Sisters of the Sick Poor of Ossining, New York, who state they are the beneficial owners of 900 shares of the Company's common stock, and the Domini Social Equity Fund of Boston, Massachusetts, which states it is the owner of 800 shares of the Company's common stock:



                        "PUBLIC ENVIRONMENTAL REPORTING



     "WHEREAS WE BELIEVE:


     "The responsible implementation of a sound credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;


     "Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;


     "Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems;


     "Uniform standards for environmental reports permits comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.


     "WHEREAS:


     "The Coalition for Environmentally Responsible Economies (CERES)--which comprises large institutional investors (including shareholders of this Company) with $160 billion in stockholdings, public interest representatives, and environmental experts--consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun [Oil], General Motors, H.
     B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding 'value' to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.


     "In endorsing the CERES Principles, a company commits to work toward:


1.  Protection of the biosphere           6.  Safe products and services
2.  Sustainable use of natural resources  7.  Environmental restoration
3.  Waste reduction & disposal            8.  Informing the public
4.  Energy conservation                   9.  Management commitment
5.  Risk reduction                        10.  Audits and reports

     "[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: 617/451-0927].


     "RESOLVED: Shareholders request the Company to prepare a report (at reasonable cost and omitting proprietary information) describing company programs, progress and future plans relative to the environment and the CERES Principles, and using the standard CERES Report Form as a guide.


                             "SUPPORTING STATEMENT


     "Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporate-environmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing.


     "Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability."



                  STATEMENT BY THE BOARD AGAINST THE PROPOSAL



   Equitable Resources, Inc. continues to be an exemplary environmental citizen in the pursuit of its business goals and the conduct of its business operations. Programs or actions undertaken by the Company to support this commitment include: establishment of an Environmental Committee within the Board of Directors, employee training and awareness programs, extensive environmental audits of its operating facilities and an environmental hotline available to all employees to report environmental concerns relating to Company operations. The Company is also developing an annual environmental report which is expected to be first published in early 1996. The Company also supports new natural gas technologies designed to conserve energy and reduce dependence on less environmentally desirable fuels. In recognition of the Company's efforts in this area, its stock continues to be recommended by socially and environmentally conscious investment advisory services and is owned by a number of mutual funds which invest in the equities of companies that meet social and environmental responsibility criteria.


   Because the Company believes that its own practices and policies best serve the goal of environmental responsibility, it opposes the proponents' proposal. The CERES reporting format is, in the Company's view, unduly complex and would result in an open-ended public disclosure that could have adverse competitive or legal implications for the Company. The completion of the report would simply be an additional administrative burden which would add little to the Company's ongoing environmental compliance efforts. The Company is monitoring and participating, where appropriate, in several initiatives to formulate generally acceptable environmental standards and reporting formats.

         The Board of Directors recommends a vote AGAINST the proposal.

                                   Item No. 4

                              SHAREHOLDER PROPOSAL


   Franklin D. Fitzpatrick of Prestonsburg, Kentucky, the record holder of 1,125 shares of the Company's common stock notified the Company that he would present the following resolution at the Annual Meeting:


     "RESOLVED: That the shareholders of Equitable Resources, Inc., assembled at their annual meeting in person and by proxy, hereby request, that the Board of Directors take immediate and necessary steps to provide for, the nomination to the Board of Directors, of a qualified, non-employee, residing in and native to Eastern Kentucky and within the general operating area of the Company.


                             "SUPPORTING STATEMENT


     "Shareholder firmly believes that the Company and more specifically the Board of Directors in its fiduciary capacity, would benefit not only economically, but socially as well, from the representation of a non-employee individual from Eastern Kentucky on the Company's Board of Directors.


     "During the last 70 years, the Company has maintained and operated a wholly owned subsidiary, Kentucky West Virginia Gas Company, from a base located in Prestonsburg, Kentucky, which was directly responsible until recently, for transportation and production of natural gas and oil, with production now being managed by Equitable Resources Exploration. Equitable Resources Exploration, operating from a base in Kingsport, Tennessee, and through a field office in Hazard, Kentucky, presides over thousands of oil and gas wells in this area, that are spread over at least one million acres in Eastern Kentucky. Kentucky Hydrocarbon Company, located at Langley, Kentucky, and located geographically between Prestonsburg and Hazard, has been and presently is one of the Company's most prized possessions, extracting copious quantities of natural gas liquids from the production of the area's natural gas wells.


     "Considering the above and the obvious conclusion that the Company has tens of millions of dollars invested in Eastern Kentucky, it should be apparent of the need for a non-employee individual from this area to sit and serve on the Board of Directors of Equitable Resources, Inc."



                  STATEMENT BY THE BOARD AGAINST THE PROPOSAL

   The Board of Directors considers it important that its members be individuals whose judgment, knowledge and experience enable the Board to perform its functions in the most effective manner possible. The Nominating Committee of the Board is willing to consider for nomination any qualified candidate brought to its attention by a Company shareholder.


   However, the Board believes that it is inappropriate to specifically reserve a nomination for a native and resident of Eastern Kentucky. Although the assets located in Eastern Kentucky are a valuable part of the Company's operations, Equitable Resources, Inc. is a geographically diverse entity with significant assets and operations in a number of states, any of which could arguably be deemed deserving of representation on the Board on the basis of their importance to the Company. Having operated in Eastern Kentucky for many decades, the Company has both resident Kentuckians and nonresidents actively engaged in the operations in Kentucky. These employees already bring a wealth of knowledge about the economic, social and geological conditions of that state to the Company.


   The Board prefers that the Nominating Committee seek the most qualified candidates available for nomination to the Board and not be required to confine its search to individuals from one particular state. While the residence of a candidate may be of significance in some cases, it should not overshadow other qualifications that the Committee and the Board would deem important. Allowing the Nominating Committee and the Board to use their own discretion and judgment in determining the timing and method of selecting Board nominees best serves the interests of the shareholders.


         The Board of Directors recommends a vote AGAINST the proposal.



                           1996 SHAREHOLDER PROPOSALS


   To be eligible for inclusion in the Company's proxy statement, shareholder proposals for the 1996 Annual Meeting of Shareholders must be received by the Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219, on or before December 15, 1995.



                             ADDITIONAL INFORMATION


Other Matters


   No matters other than those set forth in the Notice of Meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named in the accompanying proxy will vote in such manner as they may, in their discretion, determine.


Solicitation of Proxies


   The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed by the Company for their expenses. The Company may engage a professional proxy soliciting firm to solicit proxies in the same manner.


Annual Report


   The Annual Report of the Company to shareholders, including financial statements, for the year ended December 31, 1994, has previously been mailed to shareholders.


                      By Order of the Board of Directors

                          /s/ Audrey C. Moeller

                              AUDREY C. MOELLER
                     Vice President and Corporate Secretary


April 13, 1995

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Frederick H. Abrew, Augustine A. Mazzei, Jr., and Audrey C. Moeller are, and each of them is, hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, May 26, 1995, at 10 a.m., in the Union Trust Building at Two Mellon Bank Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of directors and FOR Item 2 and AGAINST Item 3 and AGAINST Item 4 and will vote in their discretion on such other matters that may properly come before the meeting.

A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for the substitution if any nominee becomes unavailable for election for any reason.

This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Item 2 and AGAINST
Item 3 and Item 4.

Please Sign and Date on the Reverse Side and Return the Proxy Card Promptly Using the Enclosed Envelope.

- - -------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

Where a vote is not specified, the proxies will vote the shares represented by the proxy FOR Item 1 and Item 2 and AGAINST Item 3 and Item 4 and will vote in accordance with their discretion on such other matters as may properly come before the meeting. (Mark only ONE box for each item).


1.  Election of Directors

    FOR all           WITHHOLD
   nominees          AUTHORITY
listed (except      to vote for
as indicated)       all nominees

    [ ]                 [ ]

Nominees: Frederick H. Abrew, Donald I. Moritz, Daniel M. Rooney and
J. Michael Talbert.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided.

- - -----------------------------------------------------------------------------

2. Ratify Appointment of Auditors

For        Against       Abstain
[ ]          [ ]           [ ]

3. Shareholder Proposal re: CERES Principles

For        Against       Abstain
[ ]          [ ]           [ ]


4. Shareholder Proposal re: Board Nominee

For        Against       Abstain
[ ]          [ ]           [ ]


Sign exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.


Dated:                             1995
     -----------------------------

- - ---------------------------------------

- - ---------------------------------------
  Signature(s) of Shareholder(s)

Please mark inside blue boxes so that data processing equipment will record your votes.

- - ------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

Your vote is important to us. Please complete, date and sign the above proxy and return it promptly in the accompanying envelope.